KRONOS WORLDWIDE, INC. REPORTS SECOND QUARTER 2023 RESULTS

DALLAS, TEXAS…August 2, 2023…Kronos Worldwide, Inc. (NYSE:KRO) today reported a net loss of $8.2 million, or $.07 per share, in the second quarter of 2023 compared to net income of $45.9 million, or $.40 per share, in the second quarter of 2022. For the first six months of 2023, Kronos Worldwide reported a net loss of $23.4 million, or $.20 per share, compared to net income of $103.4 million, or $.90 per share in the first six months of 2022. Net income decreased in the 2023 periods as compared to the same periods in 2022 primarily due to lower income from operations as a result of the combination of lower sales volumes and higher production costs (primarily raw material and energy costs). Our results of operations for the second quarter 2023 were significantly impacted by reduced demand for certain of our products occurring in all major markets and unabsorbed fixed production and other costs, as discussed further below. Our results were also impacted by the effects of changes in currency exchange rates.

Net sales of $443.2 million in the second quarter of 2023 were $122.1 million, or 22%, lower than in the second quarter of 2022. Net sales of $869.5 million in the first six months of 2023 were $258.7 million, or 23%, lower than in the first six months of 2022. Net sales decreased in the second quarter of 2023 compared to the second quarter of 2022 due to the effects of lower sales volumes in all our major markets and slightly lower average TiO2 selling prices. Net sales decreased in the first six months of 2023 compared to the first six months of 2022 due to the net effects of lower sales volumes in all our major markets and slightly higher average TiO2 selling prices. TiO2 sales volumes were 26% lower in the second quarter of 2023 as compared to the second quarter of 2022 and 28% lower in the first six months of 2023 as compared to the first six months of 2022. Average TiO2 selling prices were 2% lower in the second quarter of 2023 as compared to the second quarter of 2022 and 1% higher in the first six months of 2023 as compared to the first six months of 2022. Average TiO2 selling prices at the end of the second quarter of 2023 were 5% lower than at the end of 2022. Changes in product mix positively contributed to net sales, primarily due to modest growth in our complementary businesses which somewhat offset declines in TiO2 sales volumes in both the second quarter and the first six months of 2023. Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, decreasing net sales by approximately $12 million in the first six months of 2023 as compared to the first six months of 2022. Changes in currency exchange rates had a nominal effect on net sales in the second quarter of 2023 as compared to the second quarter of 2022. The table at the end of this press release shows how each of these items impacted net sales.

Our TiO2 segment loss (see description of non-GAAP information below) in the second quarter of 2023 was $2.3 million as compared to our TiO2 segment profit of $69.5 million in the second quarter of 2022. For the first six months of 2023, the Company’s segment loss was $17.1 million as compared to segment profit of $156.3 million in the first six months of 2022. Segment profit decreased in the second quarter and first six months of 2023 compared to the same period in 2022 primarily due to lower income from operations due to lower sales volumes and higher production costs (primarily raw material and energy costs). The net sales decline in the first six months of 2023 was somewhat offset by higher average TiO2 selling prices.  In addition, cost of sales in the second quarter and first six months of 2023 includes $22 million and $54 million, respectively, of unabsorbed fixed production and other manufacturing costs associated with production curtailments at our facilities during the first six months of 2023 as we adjusted our TiO2 production volumes to align inventory levels with lower demand. TiO2 production volumes were 33% lower in the second quarter of 2023 compared to the second quarter of 2022 and 28% lower in the first six months of 2023 compared to the same period of 2022. As a result of reduced demand and scheduled maintenance activities, we operated our production facilities at 70% of practical capacity utilization in the first six months of 2023 (76% and 64% in the first and second quarters of 2023, respectively) compared to 98% in the first six months of 2022 (100% and 95% in the first and second quarters of 2022, respectively). Fluctuations in currency exchange rates (primarily the euro) decreased our loss from operations by approximately $2 million in the second quarter of 2023 and approximately $21 million in the first six months of 2023 as compared to the same prior year periods.

Our net income before interest expense, income taxes and depreciation and amortization expense (EBITDA) (see description of non-GAAP information below) in the second quarter of 2023 was $3.6 million compared to EBITDA of $78.1 million in the second quarter of 2022. For the first six months of 2023, the Company’s net loss before interest expense, income taxes and depreciation and amortization expense was $1.4 million compared to EBITDA of $171.3 million in the first six months of 2022.

Other operating income, net in the first six months of 2023 includes an insurance settlement gain of $2.2 million ($1.7 million, or $.01 per share, net of income tax expense) related to a 2020 business interruption insurance claim. Other components of net periodic pension and OPEB cost in the second quarter of 2023 includes a $1.3 million settlement loss related to the termination and buy-out of our UK pension plan ($.9 million, or $0.1 per share, net of income tax expense).

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, we continue to face many risks and uncertainties. The factors that could cause actual future results to differ materially include, but are not limited to, the following:

●	Future supply and demand for our products
●	The extent of the dependence of certain of our businesses on certain market sectors
●	The cyclicality of our business
●	Customer and producer inventory levels
●	Unexpected or earlier-than-expected industry capacity expansion
●	Changes in raw material and other operating costs (such as energy and ore costs)
●	Changes in the availability of raw materials (such as ore)
●	General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs or reduce demand or perceived demand for our TiO2 products or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises such as COVID-19)
●	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, cyber-attacks, certain regional and world events or economic conditions and public health crises such as COVID-19)
●	Competitive products and substitute products
●	Customer and competitor strategies
●	Potential consolidation of our competitors
●	Potential consolidation of our customers
●	The impact of pricing and production decisions
●	Competitive technology positions
●	Potential difficulties in upgrading or implementing accounting and manufacturing software systems
●	The introduction of trade barriers or trade disputes
●	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone), or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies
●	Our ability to renew or refinance credit facilities
●	Increases in interest rates
●	Our ability to maintain sufficient liquidity
●	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform
●	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria
●	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities)
●	Government laws and regulations and possible changes therein including new environmental health and safety or other regulations (such as those seeking to limit or classify TiO2 or its use)
●	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information which the Company believes provides useful information to investors:

●	The Company discloses segment profit, which is used by the Company’s management to assess the performance of the Company’s TiO2 operations. The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance. The Company defines segment profit as net income before income tax expense and certain general corporate items. These general corporate items include corporate expense and the components of other income (expense) except for trade interest income; and
●	The Company discloses EBITDA, which is also used by the Company’s management to assess the performance of the Company’s TiO2 operations. The Company believes disclosure of EBITDA provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance. The Company defines EBITDA as net income before interest expense, income taxes and depreciation and amortization expense.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

Investor Relations Contact:

Bryan A. Hanley

Senior Vice President & Treasurer

Tel: (972) 233-1700

KRONOS WORLDWIDE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share and metric ton data)

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2023	2022	2023

	(unaudited)
Net sales	$565.3	$443.2	$1,128.2	$869.5
Cost of sales	444.8	399.1	858.4	794.6

Gross margin	120.5	44.1	269.8	74.9

Selling, general and administrative expense	63.2	50.1	124.6	103.3
Other operating income (expense):
Currency transactions, net	11.9	3.1	10.4	8.5
Other income, net	.2	.2	.6	2.1
Corporate expense	(4.2)	(4.0)	(7.7)	(7.2)

Income (loss) from operations	65.2	(6.7)	148.5	(25.0)

Other income (expense):
Trade interest income	.1	.4	.1	.7
Other interest and dividend income	.5	1.1	.6	2.8
Marketable equity securities	2.3	(.6)	2.4	(1.3)
Other components of net periodic pension and OPEB cost	(3.1)	(2.2)	(6.3)	(3.1)
Interest expense	(4.3)	(4.3)	(8.8)	(8.5)

Income (loss) before income taxes	60.7	(12.3)	136.5	(34.4)

Income tax expense (benefit)	14.8	(4.1)	33.1	(11.0)

Net income (loss)	$45.9	$(8.2)	$103.4	$(23.4)

Net income (loss) per basic and diluted share	$.40	$(.07)	$.90	$(.20)

Weighted average shares used in the calculation of net income (loss) per share	115.5	115.1	115.5	115.2

TiO2 data - metric tons in thousands:
Sales volumes	142	104	286	206
Production volumes	132	89	270	194

KRONOS WORLDWIDE, INC.

RECONCILIATION OF INCOME (LOSS) FROM

OPERATIONS TO SEGMENT PROFIT (LOSS)

(In millions)

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2023	2022	2023

	(unaudited)
Income (loss) from operations	$65.2	$(6.7)	$148.5	$(25.0)

Adjustments:
Trade interest income	.1	.4	.1	.7
Corporate expense	4.2	4.0	7.7	7.2

Segment profit (loss)	$69.5	$(2.3)	$156.3	$(17.1)

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

(In millions)

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2023	2022	2023

	(unaudited)
Net income (loss)	$45.9	$(8.2)	$103.4	$(23.4)

Adjustments:
Depreciation expense	13.1	11.6	26.0	24.5
Interest expense	4.3	4.3	8.8	8.5
Income tax expense (benefit)	14.8	(4.1)	33.1	(11.0)

EBITDA	$78.1	$3.6	$171.3	$(1.4)

IMPACT OF PERCENTAGE CHANGE IN NET SALES

	Three months ended	Six months ended
	June 30,	June 30,
	2023 vs. 2022	2023 vs. 2022

	(unaudited)
Percentage change in net sales:
TiO2 sales volumes	(26)%	(28)%
TiO2 product pricing	(2)	1
TiO2 product mix/other	6	5
Changes in currency exchange rates	-	(1)

Total	(22)%	(23)%